Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cape Bancorp, Inc.:

We consent to the use of our report dated March 15, 2013, with respect to the consolidated balance sheet of Cape Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2012 and 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Joint Proxy Statement/Prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 24, 2014